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                                                                      Exhibit 11

GENOVESE DRUG STORES, INC.

EXHIBIT 11

STATEMENT RE:  COMPUTATION OF NET (LOSS) INCOME PER SHARE

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                      FISCAL YEARS ENDED
                                                  1998       1997      1996
                                                  ----       ----      ----
      Basic: (a)

      Net (loss) income                         $   (676)  $ 10,401  $  7,607
                                                --------   --------  --------
      Weighted average shares outstanding         13,631     13,469    13,414
                                                --------   --------  --------
      Net (loss) income per share               $  (0.05)  $   0.77  $   0.57
                                                ========   ========  ========

      Diluted: (a) (b)

      Net (loss) income                         $   (676)  $ 10,401  $  7,607
                                                --------   --------  --------
      Weighted average shares outstanding         13,631     13,469    13,414
      Equivalent shares-dilutive stock options      --          122        63
      Equivalent shares-dilutive stock bonus        --           31        52
           outstanding                          --------   --------  --------

      Adusted weighted average shares             13,631     13,622    13,529
           outstanding                          --------   --------  --------

      Diluted net (loss) income per share       $  (0.05)  $   0.76  $   0.56
                                                ========   ========  ========

(a) Adjusted, where appropriate, to reflect the effect of the 10 percent stock dividend distributed in fiscal 1998, 1997, and 1996.

(b) The effect of the potential dilutive common shares for fiscal 1998 would be antidilutive and is therefore not presented.